Exhibit 14

FORM OF 8.113% FIXED RATE/FLOATING RATE GLOBAL SECURITY

CUSIP No.: 404280DS5

ISIN: US404280DS59

No.: [•]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS GLOBAL SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

BY ITS ACQUISITION OF THE DEBT SECURITIES REPRESENTED BY THIS GLOBAL SECURITY, EACH HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES): ACKNOWLEDGES, ACCEPTS, CONSENTS AND AGREES, NOTWITHSTANDING ANY OTHER TERM OF THE DEBT SECURITIES, THE INDENTURE OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN THE ISSUER AND ANY HOLDER, TO BE BOUND BY: (X) THE EFFECT OF THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY IN RELATION TO ANY DEBT SECURITIES THAT (WITHOUT LIMITATION) MAY INCLUDE AND RESULT IN ANY OF THE FOLLOWING, OR SOME COMBINATION THEREOF: (I) THE REDUCTION OF ALL, OR A PORTION, OF THE AMOUNTS DUE (AS DEFINED ON THE REVERSE OF THIS GLOBAL SECURITY); (II) THE CONVERSION OF ALL, OR A PORTION, OF THE AMOUNTS DUE INTO THE ISSUER’S OR ANOTHER PERSON’S ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS (AND THE ISSUE TO, OR CONFERRAL ON, THE HOLDER OF SUCH ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS), INCLUDING BY MEANS OF AN AMENDMENT, MODIFICATION OR VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE; (III) THE CANCELLATION OF THE DEBT SECURITIES; AND/OR (IV) THE AMENDMENT OR ALTERATION OF THE MATURITY OF THE DEBT SECURITIES OR AMENDMENT OF THE AMOUNT OF INTEREST PAYABLE ON THE DEBT SECURITIES, OR THE INTEREST PAYMENT DATES, INCLUDING BY SUSPENDING PAYMENT FOR A TEMPORARY PERIOD; AND (Y) THE VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE, IF NECESSARY, TO GIVE EFFECT TO THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY.

THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE DEBT SECURITIES OR OF THE ISSUER’S FAILURE TO PERFORM ANY OF ITS OBLIGATIONS UNDER OR IN RESPECT OF THE DEBT SECURITIES. PAYMENT OF THE PRINCIPAL AMOUNT, TOGETHER WITH ACCRUED AND UNPAID PAYMENTS WITH RESPECT TO THE OUTSTANDING DEBT SECURITIES MAY BE ACCELERATED ONLY UPON CERTAIN EVENTS OF A WINDING UP AS SET FORTH IN THE INDENTURE.

GLOBAL SECURITY

HSBC Holdings plc

US$[•]

8.113% FIXED RATE/FLOATING RATE SUBORDINATED NOTES DUE 2033

This is a Global Security in respect of a duly authorized issue by HSBC Holdings plc (the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to) of debt securities, designated as specified in the title hereof, in the aggregate face amount of US$[•] (the “Debt Securities”).

The Issuer, for value received, hereby promises to pay CEDE & CO., or registered assigns on November 3, 2033 (the “Maturity Date”) or on such earlier date as this Global Security may be redeemed, the principal amount hereof and to pay interest on the said principal amount from November 3, 2022 (the “Issue Date”) or the most recent Interest Payment Date on which interest has been paid or duly provided for, until maturity:

(i)

from (and including) the Issue Date or the most recent Interest Payment Date during the Fixed Rate Period on which interest has been paid or duly provided for to (but excluding) November 3, 2032, semi-annually in arrear on May 3 and November 3 of each year, beginning on May 3, 2023 (each, a “Fixed Rate Period Interest Payment Date”), at a rate of 8.113% per annum (the “Initial Interest Rate”); and

(ii)

from (and including) November 3, 2032 or the most recent Interest Payment Date during the Floating Rate Period on which interest has been paid or duly provided for to (but excluding) the Maturity Date, quarterly in arrear on February 3, 2033, May 3, 2033, August 3, 2033 and November 3, 2033 (each, a “Floating Rate Period Interest Payment Date”), at a floating rate equal to the Benchmark plus 4.250% per annum (the “Margin”). The interest rate during the Floating Rate Period on this Global Security shall be calculated quarterly on each applicable Interest Determination Date.

“Fixed Rate Period” means the period from (and including) the Issue Date, to (but excluding) November 3, 2032.

“Floating Rate Period” means the period from (and including) November 3, 2032 to (but excluding) the Maturity Date.

“Interest Payment Date” means any Fixed Rate Period Interest Payment Date or Floating Rate Period Interest Payment Date.

The “Benchmark” means, initially, Compounded Daily SOFR; provided that if a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Compounded Daily SOFR” means, in relation to a Floating Rate Interest Period, the rate of return of a daily compound interest investment (with SOFR as reference rate for the calculation of interest) during the related Observation Period and will be calculated by the Calculation Agent on the related Interest Determination Date as follows:

Where:

“Calculation Agent” means HSBC Bank USA, National Association, or its successor appointed by the Issuer pursuant to the Calculation Agent Agreement;

“Calculation Agent Agreement” means the calculation agent agreement dated as of the Issue Date between the Issuer and the Calculation Agent;

“d” means, in relation to any Observation Period, the number of calendar days in such Observation Period;

“d0” means, in relation to any Observation Period, the number of USGS Business Days in such Observation Period;

“i” means, in relation to any Observation Period, a series of whole numbers from one to d0, each representing the relevant USGS Business Day in chronological order from (and including) the first USGS Business Day in such Observation Period;

“ni” means, in relation to any USGS Business Day “i” in the relevant Observation Period, the number of calendar days from (and including) such USGS Business Day “i” up to (but excluding) the following USGS Business Day;

“Observation Period” means, in respect of each Floating Rate Interest Period, the period from (and including) the date which is five USGS Business Days prior to the first day of such Floating Rate Interest Period to (but excluding) the date which is five USGS Business Days prior to the Interest Payment Date for such Floating Rate Interest Period; provided that the first Observation Period shall commence on (and include) the date which is five USGS Business Days prior to November 3, 2032 (the “Par Redemption Date”);

“SOFR” means, in relation to any day, the rate determined by the Calculation Agent in accordance with the Indenture and the following provisions:

(i) the daily Secured Overnight Financing Rate for trades made on such day, available at or around the Reference Time on the NY Federal Reserve’s Website;

(ii) if the rate specified in (i) above is not available at or around the Reference Time for such day (and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred), the daily Secured Overnight Financing Rate in respect of the last USGS Business Day for which such rate was published on the NY Federal Reserve’s Website;

“SOFRi” means, in relation to any USGS Business Day “i” in the relevant Observation Period, SOFR in respect of such USGS Business Day; and

“USGS Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association or any successor thereto (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding clauses (i) and (ii) of the definition of “SOFR” above, if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determine on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR, then the “Benchmark Transition Provisions” set forth below will thereafter apply to all determinations of the rate of interest payable on the Debt Securities during the Floating Rate Period.

In accordance with and subject to the Benchmark Transition Provisions, after a Benchmark Transition Event and related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the Debt Securities during the Floating Rate Period will be determined by reference to a rate per annum equal to the Benchmark Replacement plus the Margin.

“designee” means an Affiliate or any other agent of the Issuer.

“Reference Time” means (i) if the Benchmark is Compounded Daily SOFR, for each USGS Business Day, 3:00 p.m. (New York time) on the next succeeding USGS Business Day, and (ii) if the Benchmark is not Compounded Daily SOFR, the time determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) in accordance with the Benchmark Replacement Conforming Changes.

Benchmark Transition Provisions. If the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determines that a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to the applicable Reference Time in respect of any determination of the Benchmark on any date, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Debt Securities during the Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates; provided that, if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) is unable to or does not determine a Benchmark Replacement in accordance with the provisions below prior to 5:00 p.m. (New York time) on the relevant Interest Determination Date, the interest rate for the related Floating Rate Interest Period will be equal to the interest rate in effect for the immediately preceding Floating Rate Interest Period or, in the case of the Interest Determination Date prior to the first Floating Rate Period Interest Payment Date, the Initial Interest Rate.

In connection with the implementation of a Benchmark Replacement, the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) will have the right to make changes to (i) any Interest Determination Date, Floating Rate Period Interest Payment Date, Reference Time, business day convention or Floating Rate Interest Period, (ii) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the Debt Securities during the Floating Rate Period and the conventions relating to such determination and calculations with respect to interest, (iii) rounding conventions, (iv) tenors and (v) any other terms or provisions of the Debt Securities during the Floating Rate Period, in each case that the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determine, from time to time, to be appropriate to reflect the determination and implementation of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) decide that implementation of any portion of such market practice is not administratively feasible or determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) determine is appropriate (acting in good faith)) (the “Benchmark Replacement Conforming Changes”). Any Benchmark Replacement Conforming Changes will apply to the Debt Securities for all future Floating Rate Interest Periods.

The Issuer will promptly give notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, the Paying Agent, the Calculation Agent and the Holders, provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.

All percentages resulting from any calculation in connection with any interest rate in respect of this Global Security shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (for example, 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655)), and all Applicable Currency amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

All determinations, decisions, elections and any calculations made by the Issuer, the Calculation Agent or the Issuer’s designee for the purposes of calculating the applicable interest on the Debt Securities will be conclusive and binding on the Holders, the Issuer, the Trustee and the Paying Agent, absent manifest error. If made by the Issuer, such determinations, decisions, elections and calculations will be made in consultation with the Calculation Agent, to the extent practicable. If made by the Issuer’s designee, such determinations, decisions, elections and calculations will be made after consulting with the Issuer, and the Issuer’s designee will not make any such determination, decision, election or calculation to which the Issuer objects. Notwithstanding anything to the contrary in the Indenture or the Debt Securities, any determinations, decisions, calculations or elections made in accordance with this provision will become effective without consent from the Holders or any other party.

Any determination, decision or election relating to the Benchmark not made by the Calculation Agent will be made on the basis described above. The Calculation Agent shall have no liability for not making any such determination, decision or election. In addition, the Issuer may designate an entity (which may be the Issuer’s Affiliate) to make any determination, decision or election that the Issuer has the right to make in connection with the determination of the Benchmark.

Notwithstanding any other provision of “Benchmark Transition Provisions” set forth above, no Benchmark Replacement will be adopted, nor will the applicable Benchmark Replacement Adjustment be applied, nor will any Benchmark Replacement Conforming Changes be made, if in the Issuer’s determination, the same could reasonably be expected to prejudice the qualification of the Debt Securities as own funds instruments for the purposes of the Applicable Rules.

By its acquisition of the Debt Securities, each Holder (which, for these purposes, includes each beneficial owner) (i) acknowledges, accepts, consents and agrees to be bound by the Issuer’s or its designee’s determination of a Benchmark Transition Event, a Benchmark Replacement Date, the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, including as may occur without any prior notice from the Issuer and without the need for the Issuer to obtain any further consent from such Holder, (ii) waives any and all claims, in law and/or in equity, against the Trustee, the Paying Agent and the Calculation Agent or the Issuer’s designee for, agrees not to initiate a suit against the Trustee, the Paying Agent and the Calculation Agent or the Issuer’s designee in respect of, and agrees that none of the Trustee, the Paying Agent or the Calculation Agent or the Issuer’s designee will be liable for, the determination of or the failure to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, and any losses suffered in connection therewith and (iii) agrees that none of the Trustee, the Paying Agent or the Calculation Agent or the Issuer’s designee will have any obligation to determine any Benchmark Transition Event, any

Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes (including any adjustments thereto), including in the event of any failure by the Issuer to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes.

“Applicable Currency” means Dollars.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) as of the Benchmark Replacement Date:

(i)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if any) and (b) the Benchmark Replacement Adjustment;

(ii)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(iii)

the sum of: (a) the alternate rate of interest that has been selected by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for Dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment;

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) as of the Benchmark Replacement Date:

(i)

the spread adjustment (which may be a positive or negative value or zero) that has been (a) selected or recommended by the Relevant Governmental Body or (b) determined by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) in accordance with the method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body, in each case for the applicable Unadjusted Benchmark Replacement;

(ii)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(iii)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer (in consultation, to the extent practicable, with the Calculation Agent) or the Issuer’s designee (in consultation with the Issuer) giving due consideration to industry-accepted spread adjustments (if any), or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated floating rate notes at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(i)

in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(ii)	in the case of clause (iii) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(i)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(ii)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(iii)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England, and in the City of New York, New York.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustments) as the applicable tenor for the then-current Benchmark.

“Floating Rate Interest Period” means, during the Floating Rate Period, the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first Floating Rate Interest Period will begin on (and include) November 3, 2032 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

“HSBC” means the Issuer together with its subsidiary undertakings.

“Interest Determination Date” means the third Business Day preceding the applicable Interest Payment Date.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“NY Federal Reserve’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org (or any successor website).

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York (“NY Federal Reserve”), or a committee officially endorsed or convened by the Federal Reserve and/or the NY Federal Reserve or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Interest in respect of this Global Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Global Security (or one or more Predecessor Global Securities) is registered at the close of business on the Regular Record Date for such interest.

Payment of interest, if any, in respect of this Global Security may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register, or by wire transfer or transfer by any other means to an account designated in writing by such Person to the Paying Agent at least 15 days prior to such payment date.

Any interest in respect of this Global Security that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holders thereof on the relevant Regular Record Date by virtue of their having been such Holders; and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in Clause (1) or (2) below:

(1)

The Issuer may elect to make payment of such Defaulted Interest to the Persons in whose names this Global Security (or its respective Predecessor Global Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the manner provided for in the Indenture.

(2)

The Issuer may make payment of any Defaulted Interest on this Global Security in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Global Security may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

All payments made under or with respect to this Global Security shall be paid by the Issuer, without deduction or withholding for, or on account of, any and all present and future taxes, levies, imposts, duties, charges, fees, deductions or withholdings whatsoever imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein having the power to tax (each, a “Taxing Jurisdiction”), unless required by law. If such deduction or withholding shall at any time be required by the law of the Taxing Jurisdiction, the Issuer shall pay such additional amounts in respect of payments of interest only (and not principal) on this Global Security (“Additional Amounts”) as may be necessary so that the net amounts (including Additional Amounts) paid to the Holders, after such deduction or withholding, shall be equal to the respective amounts of interest which the Holders would have been entitled to receive in respect of this Global Security in the absence of such deduction or withholding; provided that the foregoing shall not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which: (i) would not be payable or due but for the fact that the Holder or the beneficial owner of this Global Security is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction or otherwise has some connection or former connection with the Taxing Jurisdiction other than the holding or ownership of this Global Security, or the collection of interest payments on, or the enforcement of, this Global Security; (ii) would not be payable or due but for the fact that this Global Security (x) is presented for payment in the Taxing Jurisdiction or (y) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting the same for payment at the close of such 30 day period; (iii) would not have been imposed if presentation for payment of this Global Security had been made to a paying agent other than the paying agent to which the presentation was made; (iv) is imposed in respect of a Holder that is not the sole beneficial owner of the interest, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (v) is imposed because of the failure to comply by the Holder or the beneficial owner of this Global Security or the beneficial owner of any payment on this Global Security with a request from the Issuer addressed to the Holder or the beneficial owner, including a written request from the Issuer related to a claim for relief under any applicable double tax treaty (x) to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the Holder or the beneficial owner, or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the Taxing Jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; (vi) is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty, assessment or other governmental charge; or (vii) is imposed in respect of any combination of the above items.

Whenever in this Global Security there is mentioned, in any context, the payment of any interest on, or in respect of, any Debt Security or the net proceeds received on the sale or exchange of any Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Upon any exchange of a portion of this Global Security for a definitive Debt Security, the portion of the principal amount hereof so exchanged shall be endorsed by the Registrar on Schedule A hereto. The principal amount hereof shall be reduced for all purposes by the amount so exchanged and endorsed.

Reference is hereby made to the further provisions of this Global Security set forth on the reverse hereof, which further provisions shall for the purposes hereof have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent, this Global Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

By:

HSBC Holdings plc, as Issuer

Dated:                      ,

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of a series issued under the within-mentioned Indenture.

By:
Dated: ,
The Bank of New York Mellon, London Branch, as Trustee

[Signature Page to the 2033 Fixed/Floating Rate Global Note]

REVERSE OF GLOBAL SECURITY

US$[•]

8.113% FIXED RATE/FLOATING RATE SUBORDINATED NOTES DUE 2033

This Global Security is one of a duly authorized issue of Debt Securities issued and to be issued in one or more series under and governed by an Indenture dated as of March 12, 2014, by and among the Issuer, The Bank of New York Mellon, London Branch, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and HSBC Bank USA, National Association, as Registrar and Paying Agent (the “Agent,” which term includes any successor Registrar or Paying Agent), as amended or supplemented from time to time, by and among the Issuer, the Trustee and the Agent (together, the “Base Indenture”), as amended and supplemented by a Fifth Supplemental Indenture dated as of November 3, 2022, by and among the Issuer, the Trustee and the Agent (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the Holders and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered.

The rights of Holders shall, in the event of the winding up of the Issuer, to the extent more fully set out in the Indenture, be subordinated and subject in right of payment to the prior payment in full of all claims of creditors of the Issuer except creditors in respect of any liability of the Issuer however arising for the payment of money, the right to payment of which by the Issuer by the terms thereof is, or is expressed to be, subordinated in the event of a winding up of the Issuer to the claims of all or any of the creditors of the Issuer, and creditors in respect of debt securities with no maturity issued pursuant to a separate indenture between the Issuer and a trustee.

Under the terms of the Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion, on not less than 10 nor more than 60 days’ notice, at any time at a Redemption Price equal to the principal amount thereof, together with accrued interest, if any, to the date fixed for redemption (a “Tax Event Redemption”), if, at any time, the Issuer determines that:

(i) in making payment under the Debt Securities in respect of principal (or premium, if any), interest, or missed payment the Issuer has or shall or would become obligated to pay Additional Amounts as provided in the Indenture and in this Global Security provided such obligation to pay Additional Amounts results from a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws (including a decision of any court or tribunal), or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective on or after the Issue Date; or

(ii) the payment of interest in respect of the Debt Securities has become or will or would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or reenactment thereof for the time being) as a result of a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the Issue Date; provided, however that, in the case of (i) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment in respect of the Debt Securities then due.

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Under the terms of the Indenture, if, at any time, the Issuer shall determine that a Capital Disqualification Event has occurred, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion within 90 days of the occurrence of the relevant Capital Disqualification Event, on not less than 10 nor more than 60 days’ notice, at a Redemption Price equal to 100% of the principal amount, together with accrued but unpaid interest, if any, in respect of such Debt Securities to (but excluding) the applicable Redemption Date (a “Capital Disqualification Event Redemption”).

“Capital Disqualification Event” means an event that shall be deemed to have occurred if the Company determines, at any time after the Issue Date, there is a change in the regulatory classification of the Notes that results or will result in either their:

(i)	exclusion in whole or in part from the regulatory capital for the HSBC Group; or

(ii)	reclassification in whole or in part as a form of regulatory capital of the HSBC Group that is lower than Tier 2 capital (if any).

Under the terms of the Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion, on not less than 10 nor more than 60 days’ notice, on the Par Redemption Date. The Redemption Price will be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the Par Redemption Date.

“Par Redemption Date” means November 3, 2032.

Notwithstanding anything to the contrary in the Indenture or the Debt Securities, the Issuer may only redeem or purchase the Debt Securities prior to the Maturity Date pursuant to the Indenture (i) if the Issuer has obtained the Relevant Supervisory Consent, (ii) prior to the fifth anniversary of the Issue Date, if the Applicable Rules so oblige, the Issuer has demonstrated to the satisfaction of the Relevant Regulator that (x) pursuant to a Capital Disqualification Event Redemption, the relevant change in the regulatory classification of the Debt Securities was not reasonably foreseeable on the Issue Date; (y) pursuant to a Tax Event Redemption, the relevant tax event is a change in the applicable tax treatment of the Debt Securities which is material and was not reasonably foreseeable on the Issue Date; or (z) in any circumstances, the Issuer has (or will have), before or at the same time as such redemption or purchase, replaced the Debt Securities with own funds instruments of equal or higher quality at terms that are sustainable for the Issuer’s income capacity, and the Relevant Regulator has permitted such action on the basis of the determination that it would be beneficial from a prudential point of view and justified by exceptional circumstances, and (iii) the Issuer has complied with any alternative or additional pre-conditions to redemption or purchase, as applicable, set out in the Applicable Rules.

“Applicable Rules” means, at any time, the laws, regulations, requirements, guidelines and policies relating to capital adequacy (including, without limitation, as to leverage) then in effect in the United Kingdom including, without limitation to the generality of the foregoing, the UK CRR, the Banking Act and any regulations, requirements, guidelines and policies relating to capital adequacy adopted by the Relevant Regulator from time to time (whether or not such requirements, guidelines or policies are applied generally or specifically to the Issuer or to the Issuer and any of its holding or subsidiary companies or any subsidiary of any such holding company), in each case as amended, supplemented or replaced from time to time.

“Banking Act” means the UK Banking Act 2009, as amended.

“EUWA” means the European Union (Withdrawal) Act 2018, as amended.

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“HSBC Group” means the Issuer together with its subsidiary undertakings.

“PRA” means the UK Prudential Regulation Authority or any successor entity.

“Relevant Regulator” means the PRA or any successor entity or other entity primarily responsible for the prudential supervision of the Issuer.

“Relevant Supervisory Consent” means, in relation to any redemption or purchase of the Debt Securities, any required permission of the Relevant Regulator applicable to the Issuer. For the avoidance of doubt, Relevant Supervisory Consent will not be required if either (i) none of the Debt Securities qualify as part of the Issuer’s regulatory capital pursuant to the Applicable Rules, (ii) the relevant Debt Securities are repurchased for market-making purposes in accordance with any permission given by the Relevant Regulator pursuant to the Applicable Rules within the limits prescribed in such permission or (iii) the relevant Debt Securities are being redeemed or repurchased pursuant to any general prior permission granted by the Relevant Regulator pursuant to the Applicable Rules within the limits prescribed in such permission.

“UK CRR” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of 26 June 2013, as amended or supplemented, as it forms part of domestic law in the UK by virtue of the EUWA;

If an Event of Default with respect to the Debt Securities of this series shall occur and be continuing, the principal of all of the Debt Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture and this Global Security. The Indenture provides that in certain circumstances such declaration and its consequences may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series. If a Default with respect to Debt Securities of this series occurs and is continuing, the Trustee may pursue certain remedies as set forth in the Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of this series may on behalf of all Holders waive any past Event of Default or any Default under the Indenture or the Debt Securities and its consequences except a default (i) in the payment of principal of or any installment of interest on any of the Debt Securities or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of this Debt Security, and any such consent or waiver shall bind every future Holder of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security or such other Debt Securities.

An “Event of Default” with respect to the Debt Securities means any one of the following events: (i) an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; or (ii) an effective resolution is validly adopted by the Issuer’s shareholders for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency.

A “Default” with respect to the Debt Securities means any one of the following events: (i) failure to pay principal or premium, if any, on the Debt Securities at maturity, and such default continues for a period of 30 days; or (ii) failure to pay any interest on the Debt Securities when due and payable, which failure continues for 30 days.

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If a Default occurs, the Trustee may institute proceedings in England (but not elsewhere) for the Issuer’s winding up; provided that the Trustee may not, upon the occurrence of a Default, accelerate the maturity of any Debt Securities then Outstanding, unless an Event of Default has occurred and is continuing.

The Indenture contains provisions permitting the Issuer and the Trustee (i) without the consent of the Holders of any Debt Securities issued under the Indenture to execute one or more supplemental indentures for certain enumerated purposes, such as to cure any ambiguity or to secure the Debt Securities, and (ii) with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities affected thereby, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders under the Indenture; provided that, with respect to certain enumerated provisions, no such supplemental indenture may be entered into without the consent of the Holder of each Outstanding Debt Security affected thereby. The Indenture also permits the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series to be affected, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Issuer with certain restrictive provisions of the Indenture. Any such consent or waiver by the Holder of this Global Security shall bind every future Holder of this Global Security and of any Global Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Global Security or such other Global Securities.

Subject to the terms of the Indenture, the Depositary may surrender this Global Security or any portion hereof in exchange, in whole or in part, for definitive Debt Securities, of this series in registered form and the Registrar, acting on behalf of the Issuer, shall authenticate and deliver in exchange for this Global Security or the portions thereof to be exchanged, an equal aggregate face amount of definitive Debt Securities (duly countersigned) in the numbers and in the names advised by the Depositary.

No repayment or payment of Amounts Due shall become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise.

The exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not constitute an Event of Default or a Default.

“Amounts Due” means the principal amount of, and any accrued but unpaid interest, including any Additional Amounts, on, the Debt Securities. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

“UK Bail-in Legislation” means Part I of the Banking Act and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Bail-in Power” means the powers under the UK Bail-in Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, write-down, transfer, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

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“Relevant UK Resolution Authority” means any authority with the ability to exercise a UK Bail- in Power.

By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities): acknowledges, accepts, consents and agrees, notwithstanding any other term of the Debt Securities, the Indenture or any other agreements, arrangements or understandings between the Issuer and any Holder, to be bound by: (x) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that (without limitation) may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due; (ii) the conversion of all, or a portion, of the Amounts Due into the Issuer’s or another Person’s ordinary shares, other securities or other obligations (and the issue to, or conferral on, the Holder of such ordinary shares, other securities or other obligations), including by means of an amendment, modification or variation of the terms of the Debt Securities or the Indenture; (iii) the cancellation of the Debt Securities; and/or (iv) the amendment or alteration of the Maturity Date or amendment of the amount of interest payable on the Debt Securities, or the Interest Payment Dates, including by suspending payment for a temporary period; and (y) the variation of the terms of the Debt Securities or the Indenture, if necessary, to give effect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

By its acquisition of the Debt Securities, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities): (a) acknowledges and agrees that the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; (b) to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of (i) the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities or (ii) the limited remedies available under the Indenture and the Debt Securities for a non-payment of principal and/or interest on the Debt Securities; and (c) acknowledges and agrees that, upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, the Trustee shall not be required to take any further directions from Holders under Section 5.12 (Control by Holders of Debt Securities) of the Base Indenture; and that the Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

Notwithstanding clause (c) of the immediately preceding paragraph, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, the Debt Securities remain outstanding (for example, if the exercise of the UK Bail-in Power results in only a partial write-down of the principal of the Debt Securities), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Debt Securities following such completion to the extent that the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Indenture; provided, however, that notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, there shall at all times be a Trustee hereunder pursuant to, and in accordance with, Section 6.09 of the Base Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor trustee shall continue to be governed by Sections 6.10 and 6.11 of the Base Indenture, respectively, including to the extent no additional supplemental indenture or amendment to the Indenture is agreed upon pursuant to the Indenture in the event the Debt Securities remain outstanding following the completion of the exercise of the UK Bail-in Power.

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In addition to the right to enter into supplemental indentures pursuant to Sections 9.01 and 9.02 of the Base Indenture, the Issuer and the Trustee may enter into one or more indentures supplemental to the Indenture to modify and amend the terms of the Indenture or the Debt Securities, without the further consent of any Holders, to the extent necessary to give effect to the exercise by the Relevant UK Resolution Authority of the UK Bail-in Power.

Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities, the Issuer shall provide a written notice to the Holders through DTC as soon as practicable regarding such exercise of the UK Bail-in Power for purposes of notifying Holders and beneficial owners of the Debt Securities of such occurrence. The Issuer shall also deliver a copy of such notice to the Trustee for information purposes. Any delay or failure by the Issuer in delivering the notices referred to in this paragraph to the Holders or the Trustee shall not affect the validity or enforceability of the UK Bail-in Power.

It is the parties’ intention that the Issuer’s obligations to indemnify the Trustee in accordance with Section 6.07 of the Base Indenture shall survive any exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

Upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that results in the reduction or cancellation of all, or a portion, of the principal amount of this Global Security and/or the conversion of all, or a portion, of the principal amount of this Global Security into shares or other securities or other obligations of the Issuer or another person, the portion of the principal amount hereof so reduced, cancelled and/or converted shall be endorsed by the Registrar on Schedule B hereto. The principal amount hereof shall be reduced for all purposes by the amount so reduced, cancelled and/or converted.

To the fullest extent permitted by law, the Holders and the Trustee, in respect of any claims of such Holders to payment of any principal, premium or interest in respect of the Debt Securities, by their acceptance of the Debt Securities, shall be deemed to have waived any right of set-off or counterclaim that such Holders or, as the case may be, the Trustee in such respect, might otherwise have.

ANY HOLDER OR BENEFICIAL OWNER OF THE DEBT SECURITIES THAT ACQUIRES THE DEBT SECURITIES IN THE SECONDARY MARKET AND ANY SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES IN BANKRUPTCY AND LEGAL REPRESENTATIVES OF ANY HOLDER OR BENEFICIAL OWNER OF THE DEBT SECURITIES SHALL BE DEEMED TO ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE SAME PROVISIONS SPECIFIED HEREIN TO THE SAME EXTENT AS THE HOLDERS OR BENEFICIAL OWNERS OF THE DEBT SECURITIES THAT ACQUIRE THE DEBT SECURITIES UPON THEIR INITIAL ISSUANCE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND BY AND CONSENT TO THE TERMS OF THE DEBT SECURITIES RELATED TO THE UK BAIL-IN POWER, THE BENCHMARK AND THE LIMITED REMEDIES AVAILABLE UNDER THE INDENTURE AND THE DEBT SECURITIES FOR A NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE DEBT SECURITIES.

The Indenture and the Debt Securities may be amended and modified as provided in the Indenture.

All terms used in this Global Security and not otherwise defined shall have the meanings ascribed to them in the Indenture.

The Fifth Supplemental Indenture and the Debt Securities shall be governed by, and construed in accordance with, the laws of the State of New York, except that (i) Article Twelve of the Base Indenture (and the corresponding provisions in the Debt Securities) and (ii) the authorization and execution by the Issuer of the Indenture and the Debt Securities shall be governed by, and construed in accordance with, the laws of England and Wales.

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SCHEDULE A

EXCHANGES FOR DEFINITIVE DEBT SECURITIES

The following exchanges of parts of this Global Security for Definitive Debt Securities have been made:

Date Made	Principal amount exchanged for Definitive Debt Securities	Remaining principal amount following such exchange

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SCHEDULE B

REDUCTION, CANCELLATION OR CONVERSION OF DEBT SECURITIES UPON THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY

Date made	Principal amount reduced, cancelled and/or converted	Remaining principal amount following reduction, cancellation and/or conversion

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